UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant     Filed by a Party other than the Registrant  Check the appropriate box:  Preliminary Proxy Statement  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  Definitive Proxy Statement  Definitive Additional Materials  Soliciting Material under §240.14a-12 DOCUSIGN, INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check all boxes that apply):  No fee required  Fee paid previously with preliminary materials  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Additional Solicitation Materials Docusign 2026 Annual Meeting

Docusign 2026 Annual Meeting Highlights

The Board continues to evolve its composition, governance and compensation program to support long-term value creation and directly respond to stockholder feedback

In advance of the 2026 Annual Meeting, the Board recommends stockholders vote: ***FOR*** Proposals 1–3, ***ONE YEAR*** on Proposal 4 and ***AGAINST*** Proposal 5

Proposal	Highlights	Board Recommendation
PROPOSAL 1: Election of Director Nominees: James Beer, Cain A. Hayes, and Allan Thygesen	• **Docusign announced it will seek stockholder approval in 2027 to declassify the Board, as described in our proxy statement** • Docusign is governed by a **highly experienced Board** that encompasses multi-faceted skills and expertise **aligned with our strategic priorities** to provide **effective, independent oversight** • Director nominees **James Beer (Board Chair), Allan Thygesen (Director and CEO) and Cain Hayes (Compensation Committee member)** bring valuable experience and skills to our Board and Docusign • **Active Board refreshment** with 3 independent directors appointed in the the last year, informed by our annual Board and committee self-evaluation process • Implemented **Board leadership rotation guidelines** in 2025, appointed **new Board Chair and new chairs** for 2 out of 3 Board committees • Regular Board review of our corporate governance practices ensure alignment with **Docusign's long-term strategy and stockholder feedback**	**FOR** each of the directors
PROPOSAL 2: Appointment of public accounting firm	• The Board seeks **ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP** as Docusign's independent registered public accounting firm for the fiscal year ending January 31, 2027	**FOR**
PROPOSAL 3: Advisory vote on Say-on-Pay	**Implemented several go-forward compensation program changes in direct response to stockholder feedback:** **CEO Target Compensation:** No change from FY25 target value **Financial PSUs:** • Incorporated **multi-year performance period** (2 years for FY26, 3 years for FY27) • **Disclosed** actual achievement **TSR PSUs:** • Increased target to the **55th percentile** • Comparator group updated to the **S&P Software and Services Index** to more closely align to our business and industry **Annual Cash Incentive Program:** • **Disclosed** threshold and maximum goals for completed performance year (excluding Net Annual Contract Value due to competitive sensitivity) • Replaced semi-annual performance payouts with a **single, annual performance period**	**FOR**
PROPOSAL 4: Advisory vote on Say-on-Pay frequency	• The Board believes that an **annual say-on-pay vote will allow our stockholders to provide us with their direct input** on our compensation philosophy and objectives as disclosed in the proxy statement every year, and also reflects prevailing market practices among our peers	**1 YEAR**
PROPOSAL 5: Report on risks of non-fiduciary executive compensation metrics	• Docusign's executive compensation program already aligns pay with long-term performance and drivers of business value • We believe the stockholder proposal would add **cost and administrative burden without adding any new value**, given our current and planned initiatives and ongoing commitments, which are designed to ensure an objective, rigorous and effective compensation program	**AGAINST**

docusign

For additional details about the information related to these proposals, please refer to our 2026 Proxy Statement filed with the SEC on April 16, 2026 and Supplemental Materials filed on May 7, 2026.

These Additional Solicitation Materials may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to management, and which statements involve substantial risk and uncertainties. All statements other than statements of historical fact, including statements regarding our board declassification plan, RSU award value reduction and vesting transition, and FY27 Financial PSU performance period are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Additional risks and uncertainties that could affect our financial results are included in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended January 31, 2026, filed on March 18, 2026 with the Securities and Exchange Commission (the “SEC”), and other filings that we make from time to time with the SEC. Forward-looking statements relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date they were made or to conform such statements to actual results or revised expectations, except as required by law. Safe Harbor